EXHIBIT 23.1


       Consent of Ernst & Young LLP, Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form
     S-3) and related Prospectus of The Diana Corporation for the registration of 350,000 shares of its common stock and to the incorporation by reference therein of our report dated June 2, 1995, except for Note 3 as to which the date is June 28, 1995, with respect to the consolidated financial statements and schedules of The
     Diana Corporation included in its Annual Report (Form
     10-K) for the fiscal year ended April 1, 1995, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

     Milwaukee, Wisconsin           ERNST & YOUNG LLP
     February 19, 1996